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Exhibit 21.1

Subsidiaries of the Registrant

Amphastar Laboratories, Inc., a Delaware corporation.

Armstrong Pharmaceuticals, Inc., a Delaware corporation.

International Medication Systems, Limited, a Delaware corporation.

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Subsidiaries of the Registrant